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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): October 1, 2001


                           COMPAQ COMPUTER CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



       DELAWARE                      1-9026                      76-0011617
   (State or Other                (Commission                  (IRS Employer
   Jurisdiction of                File Number)               Identification No.)
    Incorporation)


     20555 SH 249
    HOUSTON, TEXAS                                                  77070
(Address of Principal                                            (Zip Code)
  Executive Offices)



                                 (281) 370-0670
              (Registrant's telephone number, including area code)

          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  OTHER EVENTS.

In a release dated October 1, 2001, Compaq Computer Corporation (NYSE: CPQ) reported that based upon preliminary financial data, it expects earnings on an operational basis for its third quarter ended September 30, 2001, to be a loss in the range of ($0.05) to ($0.07) per diluted common share and revenue to be in the range of $7.4 to $7.5 billion. The press release is attached as Exhibit 99.1.

Following its pre-announcement earnings release, Compaq hosted a call with financial analysts and the press, which was simultaneously webcast to the public. In that call, Compaq acknowledged that the events of September 11th disproportionately affected the current quarter, creating significant worldwide logistical challenges, market uncertainty and slowdown in demand. Compaq further acknowledged that the Taiwanese typhoon, the week of September 17th, added additional logistic and supply challenges in what was already a challenging environment. Lastly, Compaq's September 4th announcement of its intent to merge with Hewlett-Packard, caused a temporary pause for customers and employees. Given the impact of the aforementioned events in the last month of the third quarter of 2001, Compaq, in addition to the revenue and earnings expectations given in its press release, attached as Exhibit 99.1, expects gross margin, as a percentage of revenue, to decline by approximately two percentage points and operating expense to decline in excess of $100 million sequentially for the same period. Further, due to a decline in market value of certain equity investments, primarily its investment in CMGI, Inc., Compaq will take a charge of approximately $500 million for the third quarter ended September 30, 2001.

Compaq's web site (www.compaq.com) contains a significant amount of information about Compaq, including financial and other information for investors. Compaq encourages investors to visit its web site from time to time, as information is updated and new information is posted.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits

         Exhibit 99.1 Press Release dated October 1, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      COMPAQ COMPUTER CORPORATION

Dated:  October 2, 2001               By: /s/ LINDA S. AUWERS
                                         ---------------------------------------
                                          Linda S. Auwers, Vice President,
                                          Deputy General Counsel and Secretary


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                                  EXHIBIT INDEX

   Exhibit 99.1        Press Release dated October 1, 2001.